UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

FTAC ATHENA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40096	98-1566664
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 Arch Street, Suite 1703 Philadelphia, PA	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-fourth of one redeemable warrant	FTAAU	NASDAQ Capital Market
Class A ordinary shares, par value $0.0001 per share	FTAA	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one Class A ordinary share	FTAAW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into A Material Definitive Agreement.

On August 3, 2021, FTAC Athena Acquisition Corp. (the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”) by and between the Company and Pico Quantitative Trading Holdings LLC (“Pico”), pursuant to which, among other things, the Company will acquire certain interests in Pico, which will become jointly owned by the Company and the existing members of Pico and following the Closing (as defined below) will serve as the Company’s operating partnership as part of an Up-C structure (the transactions contemplated by the Business Combination Agreement, the “Transactions”), as described in further detail below.

The Combination Agreement

Transactions

Pursuant to the Business Combination Agreement, subject to certain conditions set forth therein, in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”):

(i)	the Company will acquire 100% of the newly-created voting Class A common units of Pico in exchange for cash in an amount equal to the outstanding balance of the Company’s trust account plus the proceeds from the PIPE Investment (as defined below) as of Closing, net of redemptions elected by the Company’s public shareholders pursuant to their redemption rights described below (such aggregate outstanding cash balances, “Company Cash”), with the number of such units to be issued to be calculated based on the formula set forth on Schedule C to the Business Combination Agreement; and

(ii)	the Company will issue to Pico for distribution to its existing members, shares of newly created Class C common stock, which will have one vote per share, but will not have any economic rights, including with respect to dividends and other distributions, with the number of shares of such Class C common stock to be issued to equal the number of nonvoting Class A common units of Pico that will be created and held by such Pico members following the Closing, pursuant to a recapitalization of Pico’s existing equity interests that will take place prior to the Closing. At closing, 100% of the nonvoting Class A common units of Pico will be held by Pico’s existing members. $15 million of the Company Cash that will be distributed to Pico at Closing will be used to redeem a corresponding number of nonvoting Class A common units and shares of Class C common stock that will be held by Pico’s founder at Closing.

Redemption Offer

Pursuant to the Company’s amended and restated memorandum and articles of association and in accordance with the terms of the Business Combination Agreement, the Company will be providing its public shareholders with the opportunity to redeem, upon the closing of the Transactions, their Class A ordinary shares of the Company for cash equal to their pro rata share of the aggregate amount on deposit as of two (2) business days prior to the consummation of the Transactions in the Company’s trust account (which holds the proceeds of the Company’s initial public offering (the “IPO”), less taxes payable (the “Redemption Offer”).

Representations, Warranties and Covenants

Each of the Company and Pico have made representations, warranties and covenants in the Business Combination Agreement that are customary for transactions of this nature. The representations and warranties of the Company and Pico will not survive the closing of the Transactions.

Conditions to Consummation of the Transactions

Consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Transactions shall have been approved by the Company’s shareholders; (ii) there has been no material adverse effect (as defined in the Business Combination Agreement) with respect to Pico or the Company since the date of the Business Combination Agreement; (iii) the parties shall have received certain required regulatory approvals; (iv) the Company will have at least $5,000,001 of net tangible assets immediately following the closing of the Transactions (after giving effect to the redemption of public shares by the Company’s public shareholders); (v) the PIPE Investment shall have been consummated; (vi) the Company has changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware; and (vii) the Company will have at least $250 million in Company Cash as of the Closing.

Termination

The Business Combination Agreement may be terminated at any time prior to the consummation of the Transactions (whether before or after the required Company shareholder vote has been obtained) by mutual written consent of the Company and Pico and in certain other limited circumstances, including if (i) the Transactions have not been consummated by February 28, 2022 (the “Outside Date”)  (as such date may be extended pursuant to the Business Combination Agreement) and the delay in closing beyond such date is not due to the breach of the Business Combination Agreement by the party seeking to terminate, (ii) the Business Combination and other related proposals are not approved by the Company’s shareholders at a duly convened extraordinary general meeting of the Company and (iii) the PIPE Investment becomes incapable of being consummated.

If the Business Combination Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Business Combination Agreement, with certain limited exceptions, including liability for any intentional breach of the Business Combination Agreement or intentional fraud in the making of the representations and warranties in the Business Combination Agreement.

The Business Combination Agreement has been approved by the Company’s board of directors, and the board has recommended that the Company’s shareholders adopt the Business Combination Agreement and approve the Transactions.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Company does not believe that these schedules contain information that is material to an investment decision. Investors are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

This description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Additional Agreements

In connection with the entry into the Business Combination Agreement, a number of additional agreements were entered into, or agreed to be entered into as contemplated by the Business Combination Agreement.

Amended and Restated Registration Rights Agreement

At the closing, the Company will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), with certain stockholders of the Company, Golden Gate (as defined below) and certain members of Pico (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of the Company’s Class A common stock and certain other equity securities of the Company that are held by the RRA Parties from time to time.. The Registration Rights Agreement will require the Company to, among other things, file a resale registration statement on behalf of the RRA Parties as soon as practicable but no later than 15 business days after the closing of the Transactions. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to the RRA Parties, in each case subject to certain offering thresholds, applicable lock-up restrictions, issuer suspension periods and certain other conditions. The Registration Rights Agreement includes customary indemnification provisions. The Company will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

This description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Sponsor Share Restriction Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Company’s Sponsors entered into a Sponsor Share Restriction Agreement with the Company (the “Sponsor Share Restriction Agreement”), pursuant to which the Sponsors have agreed that, concurrent with and contingent upon the Closing, they will forfeit an aggregate of 140,000 private placement warrants for no consideration. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, one-third of the Sponsors’ founder shares will not be subject to transfer restrictions and two-thirds of the Sponsors’ founder shares will be made subject to achieving certain price thresholds for the Company’s common stock for 20 out of any 30 consecutive trading days, subject to a minimum 180 day holding period if any of such price thresholds are achieved prior to that date; provided, that such price-based transfer restrictions will lapse on the date that is five years following the Closing.

In addition, pursuant to the Sponsor Share Restriction Agreement, the Sponsors, together with their affiliates and other co-investors (together, the “Sponsor Group”), agreed that (i) the Sponsor Group may make open market purchases of Company Class A ordinary shares prior to the Closing in an amount of up to $25,000,000 (the “Sponsor Commitment”), and (ii) the Sponsor Group will, contingent upon the satisfaction of the conditions precedent to the Transactions set forth in the Business Combination Agreement, purchase, or cause the purchase of, Company Class A Common Stock at $10.00 per share and at an aggregate cash purchase price (up to the amount of the Sponsor Commitment) equal to the amount paid, or required to be paid, by the Company to redeem any Company Class A Common Stock in the Redemption Offer in excess of 12,500,000 shares of Company Class A Common Stock, with such purchases to occur at the time of the Closing; provided that the amount paid by the Sponsor Group to acquire Company Class A Common Stock under the transaction described in clause (ii) shall be reduced by the aggregate amount of documented open market purchases of Company Class A ordinary shares effected by the Sponsor Group.

This description of the Sponsor Share Restriction Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Share Cancellation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Support Agreement with (i) the Sponsors, (ii) Pico, and (iii) the members of Pico named therein holding at least 67% of Pico’s voting units (together with the Sponsors, “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Company voting shares and all Pico voting interests that they beneficially own (i) in favor of (A) the Transactions and the Business Combination Agreement; (B) an amendment of the Company’ governing documents to extend the Outside Date for consummating the Transactions, if applicable; (C) any proposal to adjourn or postpone a meeting of shareholders of the Company to a later date if there are not sufficient votes to approve the Transactions; and (ii) against (A) any action, proposal, transaction or agreement that could result in a breach under the Business Combination Agreement; (B) any proposal or offer from any Person, as defined in the Support Agreement, (other than Company or any of their Affiliates) concerning any business combination transaction involving, or the issuance or acquisition of equity securities of, the Company; and (C) any action, proposal, transaction or agreement that could reasonably be expected to adversely affect the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of shares of the Company.

The Support Agreement also provides that each holder of Pico voting interests appoints Jarrod Yuster, Pico’s founder, and Marc Hineman, and each holder of Company ordinary shares appoints Betsy Z. Cohen and Amanda Abrams, and each of them individually, as its proxies and attorneys-in-fact, to vote or act by written consent in accordance with the Support Agreement during the term thereof.

The Support Agreement generally prohibits the Voting Parties from transferring their Company voting shares or Pico voting interests prior to the consummation of the Transactions, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms.

This description of the Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Support Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Lock-Up Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and certain members of Pico entered into one of two forms of lock-up agreement: one for Pico members participating in the PIPE transaction (the “PIPE Participant Lock-Up Agreement”) and one for Pico members who are not participating in the PIPE transaction (the “Non-PIPE Participant Lock-Up Agreement” and together with the PIPE Participant Lock-Up Agreement, the ‘Lock-Up Agreements”) providing for certain restrictions on transfer applicable to Pico units and certain shares of Company Class A Common Stock (excluding any PIPE Shares (as defined below) under the PIPE Participant Lock-Up Agreement) (the “Lock-Up Shares”). Generally, the Lock-Up Agreements prohibit Pico members from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder with respect to the Lock-Up Shares, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii), subject to certain limited exceptions set forth in the Lock-Up Agreements. The lock-up period under the Non-PIPE Participant Lock-Up Agreement lasts until the date that is 365 days from the Closing Date. The lock-up period under the PIPE Participant Lock-Up Agreement lasts until the date that is 180 days from the Closing Date, with respect to a number of Lock-Up Shares equal to five times the number of PIPE Shares purchased by such Pico member as part of the PIPE Investment, and until the date that is 365 days from the Closing Date, with respect to the remaining Lock-Up Shares held by such Pico member.

This description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lock-Up Agreements, forms of which are attached hereto as Exhibits 10.3 and 10.4 and are incorporated herein by reference.

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, certain existing accredited investors and institutional accredited investors of Pico and certain third party institutional accredited investors (the “PIPE Investors”), including affiliates of the Company’s Sponsors (FTAC Athena Sponsor, LLC and FTAC Athena Advisors, LLC), entered into separate subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase up to 20,000,000 shares of Company Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 (the “PIPE Investment”). An affiliate of the Sponsors has committed to purchase approximately 2.8 million PIPE Shares as part of the PIPE Investment and is permitted under its PIPE Subscription Agreement to purchase up to an additional 5,000,000 PIPE Shares, subject to certain limitations. The purchase of the PIPE Shares will be consummated concurrently with the Closing.

One of the PIPE Investors, GGC Public Equities Opportunities, L.P. (“Golden Gate”), has subscribed to purchase a majority of the PIPE Shares. As part of its investment, Golden Gate will have after the Closing the right but not the obligation to nominate one individual for election to the Company’s board of directors until such time as Golden Gate’s ownership percentage of Company Class A common stock falls below 3.0%. In addition, at the Closing, Golden Gate will receive approximately 800,000 founder shares from Sponsor in connection with its PIPE Investment.

The PIPE Subscription Agreements contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

Pursuant to the PIPE Subscription Agreements, the Company agreed that, within 15 business days after the Closing, the Company will file with the SEC a registration statement registering the resale of the PIPE Shares. The Company will also use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

This description of the PIPE Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the PIPE Subscription Agreements. The form of PIPE Subscription Agreement entered into by the institutional accredited investors is attached hereto as Exhibit 10.5, and the form of PIPE Subscription Agreement entered into by the accredited investors is attached hereto as Exhibit 10.6, both of which are incorporated herein by reference.

Tax Receivable Agreement

At the Closing, the Company will enter into a tax receivable agreement with Pico and certain members of Pico party thereto (the “Tax Receivable Agreement,” and such members, “Members”). The Tax Receivable Agreement will generally provide for the payment by the Company to its Members of 85% of the cash tax savings realized (or deemed realized) in periods after the Closing as a result of certain pre-existing tax assets and attributes of Pico and its subsidiaries. The Company expects to retain the benefit of the remaining 15% of these cash tax savings. This description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivable Agreement, a copy of which is included as Exhibit G to the Business Combination Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under the heading “PIPE Subscription Agreements” in Item 1.01 above is incorporated by reference herein. The shares of Class A common stock to be issued in the PIPE Investment in connection with the Closing will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.l and incorporated into this Item 7.01 by reference is the investor presentation that will be used by the Company in making presentations to certain existing and potential shareholders of the Company with respect to the Transactions.

Attached hereto as Exhibit 99.2 and incorporated into this Item 7.01 by reference is a copy of the joint press release issued on August 4, 2021 by the Company and Pico announcing the execution of the Business Combination Agreement.

The Company and Pico will host a joint webcast on August 4, 2021 at 8:30 a.m. (Eastern time) to discuss the Transactions. A copy of the script for this webcast is also furnished as Exhibit 99.3 to this report.

The information in this Item 7.01 (including Exhibits 99.1, 99.2 and 99.3) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Additional Information About the Transactions and Where to Find It

The Company intends to file with the SEC a preliminary proxy statement in connection with the Transactions and will mail a definitive proxy statement and other relevant documents to its shareholders. The Company’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with the Company’s solicitation of proxies for its extraordinary general meeting to be held to approve the Transactions, as these materials will contain important information about the Company, Pico and the Transactions. The definitive proxy statement will be mailed to shareholders of the Company as of a record date to be established for voting on the Transactions. Shareholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about the Company, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: FTAC Athena Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104, Attn: Amanda Abrams.

Participants in Solicitation

The Company, Pico and certain of their respective directors and officers may be deemed participants in the solicitation of proxies of the Company’s shareholders with respect to the approval of the Transactions. Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s final prospectus relating to its initial public offering, which was filed with the SEC on February 24, 2021. Additional information regarding the participants in the proxy solicitation, including Pico’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement for the Transactions when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to the Company as described above under “Additional Information About the Transactions and Where to Find It.”

In connection with the Transactions, at any time prior to the extraordinary general meeting to approve the Transactions, certain existing Company shareholders, which may include certain of the Company’s officers, directors and other affiliates, may enter into transactions with shareholders and other persons with respect to the Company’s securities to provide such investors or other persons with incentives in connection with the approval and consummation of the Transactions. While the exact nature of such incentives has not yet been determined, they might include, without limitation, arrangements to purchase shares from or sell shares to such investors and persons at nominal prices or prices other than fair market value. These shareholders will only effect such transactions when they are not then aware of any material nonpublic information regarding the Company, Pico or their respective securities.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s or Pico’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Transactions; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Pico’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on the Company’s or Pico’s management’s current expectations and beliefs, as applicable, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or Pico’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the inability to complete the Transactions due to the failure to obtain approval of the shareholders of the Company or other conditions to closing in the Business Combination Agreement; (3) the ability of the public entity to meet Nasdaq’s listing standards following the Transactions; (4) the inability to complete the PIPE Investment; (5) the risk that the proposed transaction disrupts current plans and operations of Pico as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and agents and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the business combination; (9) the possibility that Pico may be adversely affected by other economic, business, regulatory and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against the Company, Pico or any of their respective directors or officers, following the announcement of the potential transaction; and (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s final prospectus for its initial public offering, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in the Company’s proxy statement when available. New risks and uncertainties arise from time to time, and it is impossible for the Company or Pico to predict these events or how they may affect either party. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and Pico undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute a solicitation of a proxy, an offer to sell or the solicitation of an offer to buy any securities.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Business Combination Agreement, dated August 3, 2021, by and between FTAC Athena Acquisition Corp. and Pico Quantitative Trading Holdings LLC.*

10.1	Sponsor Share Restriction Agreement, dated August 3, 2021, by and among FTAC Athena Acquisition Corp., FTAC Athena Sponsor, LLC and FTAC Athena Advisors, LLC.

10.2	Support Agreement, dated as of August 3, 2021, by and among FTAC Athena Acquisition Corp., FTAC Athena Sponsor, LLC, FTAC Athena Advisors, LLC, Pico Quantitative Trading Holdings LLC and the members of Pico Quantitative Trading Holdings LLC party thereto.

10.3	Form of Non-PIPE Participant Lock-Up Agreement.

10.4	Form of PIPE Participant Lock-Up Agreement.

10.5	Form of PIPE Subscription Agreement (Institutional Accredited Investors).

10.6	Form of PIPE Subscription Agreement (Accredited Investors).

10.7	Form of Amended and Restated Registration Rights Agreement.

99.1	Investor Presentation.

99.2	Press Release, dated August 4, 2021.

99.3	Script for August 4, 2021 Webcast.

*	Schedules and other similar attachments to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTAC ATHENA ACQUISITION CORP.

Dated: August 4, 2021	By:	/s/ Amanda Abrams
	Name:	Amanda Abrams
	Title:	President and Chief Executive Officer